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                                                                    EXHIBIT 10.1

                          DIRECTOR COMPENSATION SUMMARY

Annual Retainer

       Each non-employee director receives $35,000 as an annual retainer.

Meeting Fees

       For each meeting of the board of directors of Performance Food Group Company, a Tennessee corporation, (the "Company"), attended in person a non-employee director receives $1,500. A non-employee director also receives $1,000 for each committee meeting attended in person. A non-employee director receives $750 and $500, respectively, for each board and committee meeting attended by telephone. In lieu of the foregoing committee meeting fees, the chairman of the Audit Committee receives $1,500 for attending audit committee meetings, whether in person or by telephone.

       Directors are also reimbursed for expenses reasonably incurred in connection with their services as directors.

Committee Chairmen and Presiding Director

       The chairman of the Audit Committee receives an annual retainer of $10,000 and the chairmen of the Compensation and Nominating and Corporate Governance Committees receive an annual retainer of $5,000 each. The Presiding Director also receives an annual retainer of $12,000.

Equity Incentives

       On August 23, 2005, the Board of Directors voted to stop awarding stock options to new, non-employee directors upon their appointment or election to the Board of Directors and to stop awarding stock options to non-employee directors annually on the date of the Company's annual meeting of shareholders. In lieu of these stock options, the Board of Directors anticipates that it will award each non-employee director 2,500 shares of restricted stock under the terms of the Company's 2003 Equity Incentive Plan on the date of his or her initial election or appointment to the Board of Directors and award each non-employee director 2,500 shares of restricted stock under the terms of the Company's 2003 Equity Incentive Plan annually on the date of the Company's annual meeting of shareholders. These restricted shares will vest, in each case, on the first anniversary of the date of grant.

Stock Ownership Guidelines

       By the later of (i) August 23, 2008; or (ii) three years from a non-employee director's initial appointment or election to the Board of Directors, each non-employee director must beneficially own shares of the Company's common stock having a value equal to at least three times the then annual retainer paid to the Company's non-employee directors. Shares of restricted stock awarded to a non-employee director shall be included when calculating whether a non-employee director owns the requisite amount of the Company's common stock under these guidelines, but shares subject to unexercised options will not.